EXHIBIT 99.1

NEWS RELEASE	Contact: THOMAS h. pOHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251
APRIL 17, 2015

AMES NATIONAL CORPORATION

ANNOUNCES 2015 FIRST QUARTER EARNINGS RESULTS

First Quarter 2015 Results:

For the quarter ended March 31, 2015, net income for Ames National Corporation (the Company) totaled $3,635,000 or $0.39 per share, compared to $4,526,000 or $0.49 per share earned in 2014. The lower earnings were primarily related to a gain on the sale of premises and equipment of $1,257,000, or $0.08 per share after tax, in 2014 with no corresponding gain recorded in 2015.

As previously announced, the Company’s largest subsidiary bank, First National Bank (FNB), acquired First Bank, West Des Moines, Iowa on August 29, 2014 (the “Acquisition”). The acquired assets totaled approximately $89 million and the retention of loan and deposit customers from the Acquisition has been favorable. FNB management is progressing with assimilating the staff and clients in the Des Moines metro market. The impact of the Acquisition on the Company’s net income was not significant for the quarter but in line with expectations.

First quarter net interest income totaled $9,445,000, an increase of $711,000, or 8%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. Loan growth was attributable to the Acquisition and favorable economic conditions in our markets. Excluding the Acquisition, the loan portfolio grew over 8% from a year ago. The increase in net interest income led to an improvement in the Company’s net interest margin to 3.27% for the quarter ended March 31, 2015 as compared to 3.24% for the quarter ended March 31, 2014.

A provision for loan losses of $77,000 was recognized in the first quarter of 2015 as compared to $39,000 in the first quarter of 2014. Net loan recoveries were $10,000 for the quarter ended March 31, 2015 compared to net loan charge-offs of $43,000 for the quarter ended March 31, 2014. Asset quality indicators for the Company, including impaired and past due loans, remain at favorable levels, including those problem assets obtained in the Acquisition. Payment performance on the Acquisition’s loan portfolio has exceeded management expectations through March 31, 2015.

Noninterest income for the first quarter of 2015 totaled $1,766,000 as compared to $2,946,000 for the same period in 2014. The decrease in noninterest income is primarily due to a gain on the sale of premises and equipment in 2014. Exclusive of realized securities gains and gain on sale of premises and equipment, noninterest income was 13% higher in the first quarter of 2015 compared to the same period in 2014, primarily due to increased gain on sale of loans held for sale and higher merchant and card fees.

Noninterest expense for the fourth quarter of 2015 totaled $6,139,000 compared to $5,329,000 recorded in 2014, an increase of 15%. The increase in noninterest expense was primarily due to increases in salaries and benefits, other real estate owned expenses and data processing. The increase in salaries and benefits was mainly the result of additional payroll costs attributed to the Acquisition. The increase in other real estate owned expenses was due to costs incurred to maintain properties and losses on the sale of the properties. The increase in data processing costs was due primarily to the Acquisition. The efficiency ratio for the first quarter of 2015 was 54.76%, compared to 45.63% in 2014.

Balance Sheet Review:

As of March 31, 2015, total assets were $1,344,731,000, a $86,750,000 increase compared to March 31, 2014. The increase in assets, primarily loans, was primarily due to the Acquisition.

Securities available-for-sale as of March 31, 2015 declined to $554,650,000 from $600,831,000 as of March 31, 2014. The decrease in securities available-for-sale is primarily due to the sale or pay downs of U.S. government mortgage-backed securities and matured or called state and political subdivision bonds. These bond proceeds were largely utilized to fund loan demand.

Net loans as of March 31, 2015 increased 21% to $660,790,000 as compared to $548,545,000 as of March 31, 2014. The growth was primarily due to the Acquisition and growth at the affiliate banks. This growth resulted from increases in the commercial real estate, 1-4 family real estate, agricultural real estate and construction real estate portfolios. The allowance for loan losses on March 31, 2015 totaled $8,926,000, or 1.33% of gross loans, compared to $8,568,000 or 1.54% of gross loans as of March 31, 2014. The decrease in the percentage of allowance for loan losses to gross loans can be primarily attributed to the Acquisition, as the purchased loan portfolio is initially recorded without an allowance for loan loss. Impaired loans as of March 31, 2015, were $2,054,000, or 0.31% of gross loans, compared to $1,434,000, or .26% of gross loans as of March 31, 2014. Excluding the loans attributed to the Acquisition, impaired loans as of March 31, 2015 were $887,000, or 0.13% of gross loans.

Other real estate owned was $7,366,000 and $8,880,000 as of March 31, 2015 and 2014, respectively. The decrease in the other real estate owned was primarily due to a single impairment write down in the fourth quarter of 2014 and the sale of properties. Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $1,082,790,000 on March 31, 2015, a 5% increase from the $1,027,793,000 recorded at March 31, 2014. The increase in deposits was primarily due to the Acquisition, offset in part by a reduction in deposits due to two customers transferring a significant volume of funds from commercial checking accounts to daily repurchase agreements in the second quarter of 2014.

Securities sold under agreements to repurchase totaled $58,801,000 on March 31, 2015, a 47% increase from the $39,910,000 recorded at March 31, 2014. The increase was the result of the transfer of deposits noted in the previous paragraph.

The Company’s stockholders’ equity represented 11.80% of total assets as of March 31, 2015 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $158,646,000 as of March 31, 2015, and $147,188,000 as of March 31, 2014. The increase in stockholders’ equity was primarily the result of net income and higher fair value on the securities available-for-sale which is reflected as an increase in accumulated other comprehensive income, offset in part by dividends.

Shareholder Information:

Return on average assets was 1.10% for the quarter ended March 31, 2015, compared to 1.45% for the same period in 2014. Return on average equity was 9.25% for the quarter ended March 31, 2015, compared to the 12.43% in 2014.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.85 on March 31, 2015. During the first quarter of 2015, the price ranged from $23.60 to $26.06.

On February 11, 2015, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2015 to stockholders of record as of May 1, 2015, equal to $0.20 per share.

The Company is forecasting earnings for the year ending December 31, 2015 in the range of $1.58 to $1.64 per share compared to $1.64 per share earned for the year ended December 31, 2014.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2015 and 2014
(unaudited)

	2015	2014
ASSETS
Cash and due from banks	$24,944,438	$30,409,845
Interest bearing deposits in financial institutions	62,209,248	40,366,808
Securities available-for-sale	554,649,829	600,831,476
Loans receivable, net	660,790,412	548,545,071
Loans held for sale	352,200	-
Bank premises and equipment, net	15,798,836	11,251,540
Accrued income receivable	7,518,141	7,432,502
Other real estate owned	7,365,534	8,880,467
Deferred income taxes	1,364,975	3,049,156
Core deposit intangible, net	1,616,608	963,816
Goodwill	6,732,216	5,600,749
Other assets	1,388,911	649,449

Total assets	$1,344,731,348	$1,257,980,879

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$191,229,947	$173,459,774
NOW accounts	308,945,497	299,537,933
Savings and money market	348,930,524	316,704,817
Time, $250,000 and over	33,398,309	37,183,587
Other time	200,285,917	200,906,902
Total deposits	1,082,790,194	1,027,793,013

Securities sold under agreements to repurchase	58,801,317	39,910,174
Federal Home Loan Bank (FHLB) advances and other borrowings	37,394,121	36,722,546
Dividend payable	1,862,183	1,675,964
Accrued expenses and other liabilities	5,237,675	4,691,477
Total liabilities	1,186,085,490	1,110,793,174

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,310,913 shares as of March 31, 2015 and 9,432,915 shares as of March 31, 2014; outstanding 9,310,913 shares as of March 31, 2015 and 2014	18,621,826	18,865,830
Additional paid-in capital	20,878,728	22,651,222
Retained earnings	112,474,593	105,004,625
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	6,670,711	2,682,526
Treasury stock, at cost; 122,002 shares as of March 31, 2014	-	(2,016,498)
Total stockholders' equity	158,645,858	147,187,705

Total liabilities and stockholders' equity	$1,344,731,348	$1,257,980,879

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Interest income:
Loans	$7,399,690	$6,409,431
Securities
Taxable	1,566,398	1,763,603
Tax-exempt	1,486,360	1,674,108
Interest bearing deposits and federal funds sold	93,378	73,139

Total interest income	10,545,826	9,920,281

Interest expense:
Deposits	762,396	892,010
Other borrowed funds	338,163	294,486

Total interest expense	1,100,559	1,186,496

Net interest income	9,445,267	8,733,785

Provision for loan losses	77,300	39,231

Net interest income after provision for loan losses	9,367,967	8,694,554

Noninterest income:
Wealth Management Income	687,910	696,819
Service fees	394,559	357,479
Securities gains, net	4,949	135,081
Gain on sale of loans held for sale	213,986	98,653
Merchant and card fees	314,594	259,389
Gain (loss) on sale of premises and equipment, net	(1,132)	1,256,924
Other noninterest income	151,353	141,439

Total noninterest income	1,766,219	2,945,784

Noninterest expense:
Salaries and employee benefits	3,724,934	3,291,452
Data processing	664,535	571,350
Occupancy expenses, net	526,087	469,220
FDIC insurance assessments	182,996	162,344
Professional fees	292,438	282,447
Business development	232,844	207,861
Other real estate owned expense, net	148,063	704
Core deposit intangible amortization	113,623	65,748
Other operating expenses, net	253,337	277,976

Total noninterest expense	6,138,857	5,329,102

Income before income taxes	4,995,329	6,311,236

Income tax expense	1,360,400	1,785,145

Net income	$3,634,929	$4,526,091

Basic and diluted earnings per share	$0.39	$0.49

Declared dividends per share	$0.20	$0.18